EXHIBIT 99.1
P r e s s R e l e a s e
***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 June 29, 2006
ZIONS BANCORPORATION ANNOUNCES
SUCCESSFUL COMPLETION OF FIRST ESOARS AUCTION
SALT LAKE CITY, June 29, 2006 — Zions Bancorporation (NASDAQ: ZION) announced today that it has successfully completed the first auction of Employee Stock Option Appreciation Rights Securities (ESOARS). Fifty-seven participants submitted 1,149 bids in the auction, held on June 28 and 29, for 93,610 ESOARS units. The market-clearing price was $7.50 and ESOARS units were allocated to 21 bidders. A complete summary of the bidding, as well as further information about ESOARS can be found at www.esoars.com . Zions Direct, a non-banking broker-dealer subsidiary of Zions Bancorporation, acted as auction agent.
These new securities were offered to provide a market basis that might be used to help Zions estimate the fair value of stock options granted to employees in order to comply with Statement of Financial Accounting Standards (SFAS) No. 123R, which requires companies to expense these options. The current valuation practice is to use modifications of standard option pricing models. However, these models were not designed to estimate the value of employee stock options and may not accurately reflect their actual value.
We are pleased with the results of this auction, and the interest it generated, said W. David Hemingway, senior investment officer and executive vice president. We now intend to have discussions with the Securities and Exchange Commission regarding the use of this valuation method for expensing employee stock options. Ultimately, we hope to be able to help other option-granting companies use the method we have developed to obtain a market valuation of their option grants.

Exhibit 99.1 - Page 1

Zions Bancorporation is one of the nations premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through over 450 offices and 500 ATMs in 10 Western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.
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Exhibit 99.1 - Page 2